Exhibit 5.1

August 10, 2009

Fundtech Ltd.
12 Ha’hilazon Street
Ramat Gan, Israel

Gentlemen:

I have acted as counsel to Fundtech Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) covering 1,000,000 Ordinary Shares of the Company, par value NIS 0.01 per share (“Ordinary Shares”), authorized for issuance under the Fundtech Ltd. 2005 International Share Option and Restricted Share Plan and Fundtech Ltd. 2005 Israeli Share Option and Restricted Share Plan (the “Plan”; such Ordinary Shares are referred to as the “Plan Shares”).

In connection with the foregoing, I have examined originals or copies, satisfactory to me, of the Registration Statement and the Company’s amended Memorandum of Association and amended and restated Articles of Association. I have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies or facsimiles. As to any facts material to such opinion, I have, to the extent that relevant facts were not independently established by me, relied on certificates of public officials and certificates of officers or other representatives of the Company.

Based upon and subject to the foregoing, I am of the opinion that the Plan Shares have been duly authorized and, if and when issued and sold as contemplated by the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and I disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to my attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Joseph J. Aulenti

Joseph J. Aulenti

Fundtech Corporation, 30 Montgomery Street, Suite 501, Jersey City, NJ 07302